FLEETCOR®

August 14, 2015 ***revised***

Via email:

Dear Kurt:

It's been a pleasure getting to know you better over the recent months. We appreciate the time and travel investment you've made to explore the Comdata Corporate Payments opportunity. On behalf of FLEETCOR, I'm pleased to offer you the position of President, Corporate Payments reporting to me.

In this role, you will have responsibility for:

- Delivering the annual revenue and profit plan for our Comdata Corporate Payments LOB
- Developing annual budgets and developing 3 year growth plans to ensure 20% plus net revenue growth annually throughout the forecast period
- Focusing on mid-term growth initiatives (including new product, new sales, and new rate initiatives) to drive growth
- Hiring, developing and retaining key team members

This role will be based in our Brentwood, TN office, however, we understand you will "commute" for the foreseeable future.

The general terms of your employment offer are as follows.

Salary

Your salary will be $300,000 per year paid bi-weekly in accordance with FLEETCOR's normal pay cycle.

Bonus

You will be eligible to participate in FleetCor's Executive Bonus Program. Your annual target payout for this bonus will be 50% or $150,000. Actual bonus payments may be higher (up to 150% of target) or lower depending on your performance against personal objectives. Your 2015 bonus will be prorated based on your actual start date, and will be guaranteed at target for this year. Bonus payments are generally made in February of the following year, and require that you are employed with us at the time of payout.

Annual Restricted Stock

You will be granted approximately $175,000 in restricted stock annually. These shares vest if Fle achieves its annual cash EPS Board approved budget. Your 2015 grant will be prorated based or actual start date.

Housing Allowance
We will provide you with up to $3,500 per month for housing.

Thus, your annual cash compensation at target will be $667,000.

Equity
You will be granted two forms of equity as follows:

Performance-Based Restricted Stock:

- 2015: For 2015, we will grant you performance-based restricted stock worth approximately $250,000. We will agree upon the vesting criteria once you start, but the performance criteria will likely be to achieve the Corporate Payments 2015 revenue forecast for the remainder of 2015. Please note: The actual number of shares granted will simply be $250K divided by the FLT share price on the day of grant.

- 2016: In 2016, you will be granted approximately $400,000 of performance-based restricted stock, at the time of grant. The performance criteria will likely be a Corporate Payments revenue growth target off of 2015 actuals. Please note: The actual number of shares granted will simply be $400K divided by the FLT share price on the day of grant.

- 2017 and Beyond: Beginning in 2017 and beyond, we will grant you performance-based restricted stock each year...2017, 2018 and 2019. These grants will be worth approximately $650,000, at the time of grant, and the criteria for vesting will be mid-range performance goals, e.g., Corporate Payments net revenue growth of 20% in each of those years. Please note: The actual number of shares granted will simply be $650K divided by the FLT share price in January of the grant year.

Stock Options:
You will be granted 28,397 stock options upon hire. These stock options will be granted at fair market value at the time of grant and vest evenly over 4 years.

These 2 equity grants are designed to target approximately $1.3M in average annual equity income, assuming excellent personal performance, and FLT stock appreciation of 20% annually.

See the enclosed equity illustration for an estimate of the *potential realized value* of these grants.

All equity grants require formal Compensation Committee approval.

Benefits
You will be entitled to participate in the executive benefit program at no cost to you. Crystal Williams will provide details outlining eligibility, coverage level, etc.

Non-compete: Like all company executives, you will be required to sign the company's non-compete / non-solicitation agreement / non-disclosure as a condition of your employment. As discussed, a draft is included and we will finalize the non-compete over the next couple of months. The agreement which you will be asked to sign will carry a non-compete period of 1 year post your termination date.

Severance: Our executive severance policy is 6 months' salary continuation (e.g. does not include target bonus) in the unlikely event of termination not for cause. [Note: Termination for cause carries no severance.]

Kurt, we are excited by the prospect of you joining the FLEETCOR / Comdata team. As we hav discussed, this represents an exciting opportunity for you to join a company with an attractive grow outlook in a role where you can make a significant impact.

Please let us know if we can answer any questions, or help better clarify our offer.

Best Regards,

Ron Clarke

Ron Clarke, Chairman and CEO

cc: Crystal Williams

Enclosures: Equity Compensation Illustration

8/19/15

Agreed and Accepted, Kurt Adams Date